EXHIBIT 99.2

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES FIRST QUARTER NET LOSS

Continued weak domestic yields and historically high fuel costs result in loss

HOUSTON, Apr. 20, 2005 -- Continental Airlines (NYSE: CAL) today reported a first quarter 2005 net loss of $184 million ($2.77 diluted loss per share), including a net special gain of $8 million related to the company's defined benefit pension plan. Excluding the special items, Continental recorded a net loss of $192 million ($2.89 diluted loss per share) for the quarter, which compares favorably to the First Call mean estimate of $3.10 loss per share.

Extraordinarily high fuel prices and weak domestic yields continue to adversely impact results despite cost reduction efforts and recent fare increases in some domestic markets. Mainline fuel costs for the quarter increased $137 million over the first quarter of 2004, primarily due to a 39.5-percent increase in fuel prices compared to the same period last year. The price of West Texas Intermediate crude oil continued to trade at record levels during the quarter, closing at a peak of $56.72 per barrel on March 18, 2005.

During the quarter, Continental's pilots, mechanics, dispatchers and simulator engineers ratified new collective bargaining agreements with the carrier. Changes to wages, work rules and benefits were also finalized with U.S.-based management and clerical, reservations, food services, airport, cargo, and customer service and certain international employees. Continental expects to achieve approximately $418 million of savings on an annual basis from these pay and benefit cuts and work rule changes when they are fully implemented. The company continues to work with the flight attendants, the only domestic group that did not ratify their agreement, along with Continental Micronesia employees and the remaining international work groups, to reach agreements on pay and benefit reductions.

As a result of the ratifications, Continental issued to all domestic employees, other than flight attendants and officers, stock options for approximately 8.7 million shares of Continental's common stock with an exercise price of $11.89 per share. These options represent approximately 13 percent of the currently outstanding shares of common stock.

"While we lost money in the first quarter, I appreciate the commitment shown by my co-workers who took painful yet necessary action to quickly ratify new agreements," said Chairman and Chief Executive Officer Larry Kellner. "Even though we still have more work to do, we have made significant progress to move our company closer to profitability."

First Quarter Revenue and Capacity

Passenger revenue for the quarter was $2.3 billion, 8.0 percent higher than the same period in 2004, due to increased capacity and fares on international flights and more regional flying.  Consolidated revenue passenger miles (RPMs) for the quarter increased 11.4 percent year-over-year on a capacity increase of 4.0 percent, which produced a record consolidated load factor for the quarter of 76.8 percent, up 5.1 points over the same period in 2004. Consolidated yield declined 3.1 percent year-over-year.  Consolidated passenger revenue per available seat mile (RASM) for the quarter increased 3.8 percent year-over-year due to record high load factors, partly as a result of Easter falling in March this year versus April last year.

 Mainline RPMs in the first quarter of 2005 increased 9.8 percent over the first quarter 2004 on a capacity increase of 2.8 percent. As a result, mainline load factor was up 4.9 points year-over-year to 77.5 percent. Continental's mainline yields during the quarter declined 2.4 percent year-over-year, as the company was forced to match Delta's domestic pricing structure.

During the quarter, Continental continued to achieve domestic length-of-haul adjusted yield and passenger RASM premiums to the industry. International RASM for the quarter improved in all geographic regions compared to the first quarter of 2004. Passenger revenue for the first quarter 2005 and period to period comparisons of related statistics by geographic region for the company's mainline and regional operations are as follows:

Percentage Increase (Decrease) in

Passenger First Quarter 2005 vs. First Quarter 2004

Revenue Passenger

(in millions) Revenue RASM ASMs

Domestic $ 1,098 0.1% 3.5% (3.3)%

Transatlantic 310 28.6% 9.1% 17.8%

Latin America 288 12.1% 6.3% 5.4%

Pacific 177 17.0% 4.7% 11.7%

Total Mainline $ 1,873 7.2% 4.3% 2.8%

Regional $ 393 11.6% (2.3)% 14.2%

Consolidated $ 2,266 8.0% 3.8% 4.0%

Operational Accomplishments

Despite record high load factors and severe winter weather, Continental had relatively few flight cancellations and maintained a systemwide mainline completion factor of 99.4 percent for the quarter. The company recorded a U.S. Department of Transportation (DOT) on-time arrival rate of 75.8 percent.

"Our solid operational performance and superior product continue to help us earn a unit revenue premium," said President Jeff Smisek. "We are working to ensure that Continental is one of the survivors as our industry restructures."

During the quarter, Continental received approval from the DOT to initiate service to Beijing in the People's Republic of China from its hub at New York/Newark Liberty International Airport. With service beginning June 15, 2005, subject to government approval, Continental will be the only U.S. flag carrier linking the People's Republic of China with New York, one of the largest markets between the United States and China. In April, Continental also formally submitted an application to the DOT for approval to operate nonstop flights from Liberty to Shanghai, China.

Also in April, Continental announced daily nonstop flights between Liberty and New Delhi, India. Service to New Delhi will begin Nov. 1, 2005, subject to government approval.

The airline began codesharing with Air France in the quarter, allowing Continental customers to more easily access 12 additional destinations in Europe and the Middle East on flights operated by Air France from Charles de Gaulle airport in Paris.

In January, international travelers on Continental began arriving at a new international arrivals building at the airline's Houston hub at Bush Intercontinental Airport. The building features the largest and most modern federal inspection facility in the U.S.

Continental Airlines was again rated the most admired airline among FORTUNE magazine's annual list of Most Admired Global Companies. The carrier also ranked No. 1 in several key categories on FORTUNE's America's Most Admired Companies airline industry list, including quality of products and services, quality of management, innovation and social responsibility. Overall, for the sixth consecutive year, Continental was the most admired international airline on that list. In addition, the airline again made FORTUNE's Global Most Admired "Top 50" list, which ranks companies in a wide variety of industries. Continental was the only U.S. passenger carrier on the "Top 50" list.

First Quarter Financial Results

Continental's mainline cost per available seat mile (CASM) increased 6.1 percent in the first quarter compared to the same period last year, primarily due to record high fuel prices. CASM increased 0.4 percent excluding special items and holding fuel rate constant.

"The Continental team continued to keep its focus on controlling the costs that we have the ability to reduce," said Executive Vice President and Chief Financial Officer Jeff Misner. "While we're not done, we appreciate our co-workers' efforts as well as their personal sacrifice and look forward to getting all our cost savings initiatives implemented."

The airline industry continues to suffer from the relentless burden of excessive fees and non-income related taxes. In the first quarter of 2005, Continental incurred $265 million in fees and non-income related taxes charged on passenger tickets by various governmental entities, up 9.5 percent year-over-year.

In connection with the pay and benefit reductions, the company's previously announced enhanced profit-sharing program became effective for all employees participating in the reductions, except director level employees and officers. The program creates a much larger profit-sharing pool for employees than the old profit-sharing plan and is the best in the industry.

With the unions' decision to implement their ratified agreements, Continental was able to confirm its previously announced Boeing order. The company expects to take delivery of eight leased 757-300s starting this summer and has accelerated the delivery of six Boeing 737-800s into 2006. Beginning in 2009, Continental plans to acquire the first of 10 Boeing 787 aircraft. The company retired its remaining two MD-80 aircraft in January.

Continental continues to improve the fuel efficiency of its fleet, having completed the installation of winglets on 35 737-800s to date. Winglets produce up to a 5-percent reduction in fuel burn and provide additional range.

During the quarter, Continental recorded a net special gain of $8 million related to the company's defined benefit pension plan, consisting of a $51 million gain from the contribution of ExpressJet stock to Continental's defined benefit pension plan and a curtailment charge of $43 million related to the freezing of the portion of the company's defined benefit pension plan attributable to pilots.

Continental ended the first quarter with approximately $1.38 billion in unrestricted cash and short-term investments.

Corporate Background

Continental Airlines is the world's sixth-largest airline. Continental, together with Continental Express and Continental Connection, has more than 3,000 daily departures throughout the Americas, Europe and Asia, serving 150 domestic and 130 international destinations, more than any other carrier in the world. Nearly 400 additional points are served via SkyTeam alliance airlines, which include Aeromexico, Air France/KLM, Alitalia, CSA Czech Airlines, Delta Air Lines, Korean Air and Northwest Airlines.  With 41,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 56 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture.

For the second consecutive year, FORTUNE magazine named Continental the No. 1 Most Admired Global Airline on its 2005 list of Most Admired Global Companies. Continental was also included in the publication's annual "Top 50" list, which ranks all companies, across a wide variety of industries, that appear in the Global Most Admired Companies issue. Continental won major awards at the 2004 OAG Airline of the Year Awards including "Airline of the Year," "Best Airline Based in North America" and "Best Executive/Business Class."

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community and news media at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com/company.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2004 10-K and its other securities filings, which identify important matters such as the consequences of its significant financial losses and high leverage, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the company will be able to obtain the needed pay and benefit reductions from its flight attendants or that the ratified agreements and the pay and benefit reductions and work rule changes from other work groups will enable the company to achieve the cost reductions expected, which will depend, upon other matters, on timely and effective implementation of new work rules, actual productivity improvement, employee attrition, technology implementation, our level of business activity, relations with employees generally and the ultimate accuracy of certain assumptions on which our cost savings are based. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions, except per share data)

(Unaudited)
	Three Months Ended March 31,		% Increase/ (Decrease)
	2005	2004

Operating Revenue:
Passenger (excluding fees and taxes of $265 and $242) (a)	$2,266	$2,099	8.0%
Cargo, mail and other	239	208	14.9%
	2,505	2,307	8.6%
Operating Expenses:
Wages, salaries and related costs	715	688	3.9%
Aircraft fuel and related taxes	470	333	41.1%
ExpressJet capacity purchase, net	353	317	11.4%
Aircraft rentals	227	220	3.2%
Landing fees and other rentals	170	158	7.6%
Distribution costs	138	137	0.7%
Maintenance, materials and repairs	112	112	-
Depreciation and amortization	98	104	(5.8)%
Passenger services	77	69	11.6%
Special charges (b)	43	55	NM
Other	273	249	9.6%
	2,676	2,442	9.6%

Operating Loss	(171)	(135)	26.7%

Nonoperating Income (Expense):
Interest expense	(98)	(97)	1.0%
Interest capitalized	3	4	(25.0)%
Interest income	11	6	83.3%
Income from affiliates	20	25	(20.0)%
Gain on disposition of ExpressJet Holdings shares	51	-	NM
Other, net	-	4	NM
	(13)	(58)	(77.6)%

Loss before Income Taxes	(184)	(193)	(4.7)%
Income Tax Benefit	-	69	NM

Net Loss	$ (184)	$ (124)	48.4%

Loss per Share:
Basic	$ (2.76)	$ (1.88)	46.8%
Diluted	$ (2.77)	$ (1.90)	45.8%

Shares used for Basic and Diluted Computation	66.5	65.9	0.9%

  The fees and taxes are primarily U.S. federal transportation taxes, federal security charges, airport passenger facility charges and foreign departure taxes.
  During the first quarter of 2005 the Company recorded a curtailment charge of $43 million related to the freezing of the portion of our defined benefit pension plan attributable to pilots. The Company recorded $55 million of special charges during the first quarter 2004 primarily related to the termination of a services agreement and the permanent grounding of the MD-80 aircraft.

NOTE: Certain reclassifications have been made to prior year amounts to conform to current year presentation. See attached "Reclassification Summary."

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS
	Three Months Ended March 31,		% Increase/
	2005	2004	(Decrease)

Mainline Statistics:
Passengers (thousands) (a)	10,598	9,917	6.9%
Revenue passenger miles (millions)	16,159	14,713	9.8%
Available seat miles (millions)	20,845	20,270	2.8%
Cargo ton miles (millions)	260	250	4.0%

Passenger load factor:
Mainline	77.5%	72.6%	4.9 pts.
Domestic	78.6%	71.8%	6.8 pts.
International	76.2%	73.7%	2.5 pts.

Passenger revenue per available seat mile (cents) (b)	8.98	8.61	4.3%
Total revenue per available seat mile (cents)	10.18	9.64	5.6%
Average yield per revenue passenger mile (cents)	11.59	11.87	(2.4)%

Cost per available seat mile (cents) (b)(c)	10.56	9.95	6.1%
Special charges per available seat mile (cents)	0.20	0.27	NM
Cost per available seat mile, holding fuel rate constant (cents) (c)	9.92	9.95	(0.3)%

Average price per gallon of fuel, including fuel taxes (cents)	145.30	104.13	39.5%
Fuel gallons consumed (millions)	324	320	1.3%

Actual aircraft in fleet at end of period	348	357	(2.5)%
Average length of aircraft flight (miles)	1,350	1,297	4.1%
Average daily utilization of each aircraft (hours)	10:09	9:35	5.8%

Regional Operations:
Passengers (thousands) (a)	3,524	2,893	21.8%
Revenue passenger miles (millions)	1,953	1,542	26.7%
Available seat miles (millions)	2,740	2,400	14.2%
Passenger load factor	71.3%	64.2%	7.1 pts.
Passenger revenue per available seat mile (cents)	14.37	14.71	(2.3)%
Average yield per revenue passenger mile (cents)	20.17	22.90	(11.9)%
Actual aircraft in fleet at end of period	250	229	9.2%

Consolidated Statistics (Mainline and Regional):
Passengers (thousands) (a)	14,122	12,810	10.2%
Revenue passenger miles (millions)	18,112	16,255	11.4%
Available seat miles (millions)	23,585	22,670	4.0%
Passenger load factor	76.8%	71.7%	5.1 pts.
Passenger revenue per available seat mile (cents) (b)	9.61	9.26	3.8%
Average yield per revenue passenger mile (cents)	12.51	12.91	(3.1)%
Breakeven passenger load factor (d)	84.4%	79.9%	4.5 pts.

  Revenue passengers measured by each flight segment flown.

  See attached "Reclassification Summary."

  Includes impact of special items.

  The percentage of seats that must be occupied by revenue passengers for us to break even on a net income basis. After-tax special charges in both periods and a gain on the disposition of Holdings shares in the first quarter of 2005 increased (decreased) the consolidated breakeven passenger load factor (0.3) and 2.3 percentage points in the three months ended March 31, 2005 and 2004, respectively.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Loss per Share	Three Months Ended Ended March 31, 2005

Diluted loss per share	$(2.77)

Adjustments for special items	(0.12)

Diluted loss per share, excluding special items (a)	$(2.89)

Net Loss (in millions)	Three Months Ended Ended March 31, 2005

Net loss	$(184)

Adjustments for special items	(8)

Net loss excluding special items (a)	$(192)

	Three Months Ended March 31,		% Increase/
CASM Mainline Operations (cents)	2005	2004	(Decrease)

Cost per available seat mile (CASM)	10.56	9.95	6.1%

Less: Current year fuel cost per available seat mile (b)	(2.25)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (b)	1.61	-	NM

CASM holding fuel rate constant (a)	9.92	9.95	(0.3)%

Adjustments for special items	(0.20)	(0.27)	NM

CASM holding fuel rate constant and excluding special items (a)	9.72	9.68	0.4%

  These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
  Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond our control.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

Reclassification Summary

Certain reclassifications have been made in the prior period's financial statements to conform to the current year presentation. The reclassifications relate to how we classify revenue and expenses associated with the sale of frequent flyer mileage credits and the reporting of the sale and redemption of frequent flyer miles and tickets with our alliance partners. These reclassifications did not affect the prior period's operating loss or net loss.

We sell mileage credits in our frequent flyer program to participating partners, such as credit card companies, phone companies, hotels and car rental agencies. Revenue from the sale of mileage credits is deferred and recognized as passenger revenue over the period when transportation is expected to be provided, based on estimates of the value of the transportation. Previously, amounts received in excess of the value of the transportation to be provided ("FF Marketing Revenue") were classified as an offset to other operating expense. We now record FF Marketing Revenue as other revenue.

In addition, we have reclassified the reporting of the sale and redemption of frequent flyer miles and tickets with our alliance partners. Our frequent flyer agreements with our alliance partners allow members of our frequent flyer program to earn mileage credits and redeem awards on our alliance partners ("FF Alliance Expense"). These agreements also permit our alliance partners' frequent flyer program members the right to earn mileage credits and redeem awards on Continental ("FF Alliance Revenue"). Previously, we accounted for these partner activities within other revenue. We now classify FF Alliance Revenue as passenger revenue and the FF Alliance Expense as other operating expense.

The following tables illustrate the impact of the reclassifications (millions except as noted):
	Three Months Ended March 31,
	2005	2004

Passenger Revenue
Passenger Revenue, as reported	$2,266	$2,099
FF Alliance Revenue	(14)	(12)
Passenger Revenue, historical presentation	$2,252	$2,087

Cargo, Mail and Other Revenue
Cargo, Mail and Other Revenue, as reported	$ 239	$ 208
Adjustments:
FF Alliance Revenue	14	12
FF Alliance Expense	(17)	(13)
FF Marketing Revenue	(42)	(25)
Cargo, Mail and Other Revenue, historical presentation	$ 194	$ 182

Other Operating Expenses
Other Operating Expenses, as reported	$ 273	$ 249
Adjustments:
FF Alliance Expense	(17)	(13)
FF Marketing Revenue	(42)	(25)
Other Operating Expenses, historical presentation	$ 214	$ 211

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

Reclassification Summary (continued)	Three Months Ended March 31,
	2005	2004

Passenger Revenue per ASM (RASM) (cents)
Consolidated RASM, as reported	9.61	9.26
FF Alliance Revenue	(0.06)	(0.05)
Consolidated RASM, historical presentation	9.55	9.21

Operating Expenses
Mainline Operating Expenses, as reported	$2,201	$2,017
Special Items	(43)	(55)
Adjustments:
FF Alliance Expense	(17)	(13)
FF Marketing Revenue	(42)	(25)
Mainline Operating Expenses, historical presentation excluding special items	$2,099	$1,924

Consolidated Operating Expenses, as reported	$2,676	$2,442
Special Items	(43)	(55)
Adjustments:
FF Alliance Expense	(17)	(13)
FF Marketing Revenue	(42)	(25)
Consolidated Operating Expenses, historical presentation excluding special items	$2,574	$2,349

Costs per ASM (CASM) (cents)
Mainline CASM, as reported	10.56	9.95
Special Items	(0.20)	(0.27)
Adjustments:
FF Alliance Expense	(0.09)	(0.07)
FF Marketing Revenue	(0.20)	(0.12)
Mainline CASM, historical presentation excluding special items	10.07	9.49

Consolidated CASM, as reported	11.35	10.77
Special Items	(0.18)	(0.24)
Adjustments:
FF Alliance Expense	(0.07)	(0.06)
FF Marketing Revenue	(0.19)	(0.11)
Consolidated CASM, historical presentation excluding special items	10.91	10.36

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CAL 05042